Exhibit 99.1

Chemed Corporation Announces a Five-Year $350 Million Credit Agreement for New Revolving Credit Facility

CINCINNATI--(BUSINESS WIRE)--March 1, 2011--Chemed Corporation ("Chemed") (NYSE:CHE) entered into a new Credit Agreement for its Revolving Credit Facility (“Credit Agreement”). JPMorgan Chase Bank, N.A. acted as the Administrative Agent and J.P. Morgan Securities LLC acted as Lead Arranger and Sole Bookrunner for this transaction. Bank of America, NA was the Syndication Agent and PNC Bank, N.A. and RBS Citizens, National Association were the Co-Documentation Agents.

Terms of the Credit Agreement consist of a five-year $350 million revolving credit facility. The interest rate on this Credit Agreement has a floating rate that is currently LIBOR plus 175 basis points. An expansion feature is included in this Credit Agreement that provides Chemed the opportunity to increase its revolver and/or enter into term loans for an additional $150 million.

This Credit Agreement provides Chemed with increased flexibility in terms of acquisitions, share repurchases, dividends and other corporate needs.

Listed on the New York Stock Exchange and headquartered in Cincinnati, Ohio, Chemed Corporation (www.chemed.com) operates two wholly owned subsidiaries: VITAS Healthcare and Roto-Rooter. VITAS is the nation's largest provider of end-of-life hospice care and Roto-Rooter is the nation's leading provider of plumbing and drain cleaning services.

Statements in this press release or in other Chemed communications may relate to future events or Chemed's future performance. Such statements are forward-looking statements and are based on present information Chemed has related to its existing business circumstances. Investors are cautioned that such forward-looking statements are subject to inherent risk that actual results may differ materially from such forward-looking statements. Further, investors are cautioned that Chemed does not assume any obligation to update forward-looking statements based on unanticipated events or changed expectations.

CONTACT:
Chemed Corporation
David P. Williams, 513-762-6901